FEDERAL SIGNAL CORPORATION ANNOUNCES
                       THIRD QUARTER EPS OF $.21 PER SHARE


-- Third Quarter Highlights --

o Diluted  earnings  per share of $.21,  in line with  revised  guidance
o Sales increase  10%  from  2002,  higher  in  three of four  segments
o Year-to-date operating cash flow continued strong at $58 million

--------------------------------------------------------------------------------

Oak Brook, Illinois, October 22, 2003 -- Federal Signal Corporation reported diluted earnings per share of $.21 for the third quarter of 2003 on sales of $288 million. These results compare to the $.28 per share earned on sales of $262 million in 2002's third quarter. Sales increased 10% as a result of refuse truck body acquisitions in late 2002 and also benefited from the currency translation benefit of stronger European and Canadian currencies. Operating margins were lower in all groups, reflecting a lower margin sales mix in several segments.

For the first nine months, diluted earnings per share from continuing operations totaled $.55 on sales of $891 million. In the first nine months of 2002, sales aggregated $765 million and earnings per share were $.73. The increase in sales was largely associated with the refuse truck business acquisitions and high initial fire rescue backlogs. Despite higher sales, earnings declined due to a less favorable sales mix in several groups, costs associated with manufacturing facility shutdowns and the expenses associated with headcount reductions in all businesses.

Joseph J. Ross, chairman and chief executive officer, stated, "This has been a difficult quarter for Federal Signal as we have experienced further softness in our already weak municipal markets. Industrial markets, while stable, are not yet showing conclusive signs of order recovery. Given this environment, our focus remains on process improvements, cost management and new product development to enhance our strong market positions."

Ross added, "Our Fire Rescue business continues to work to improve its operating results in its U.S. plants. Our employees are realigning our production processes and overhauling our ordering and design systems. Although this quarter's operating results did not meet our expectations for continuous improvement, that shortfall was in part attributable to the disruptive impact of these very changes. Our plan is to stay the course; we will see gradual improvement as these new processes take hold."


THIRD QUARTER GROUP RESULTS


Environmental Products Group

Sales and orders increased 28% in the quarter, in large part due to the effects of the acquisitions of two refuse truck body businesses in late 2002. Street sweeper orders were flat with last year, while sales rose 3% due to higher shipments in Europe. The operating margin declined from 9.0% to 6.0% mainly due to the results of the refuse truck business and also lower finance revenues from leasing activities within the group.

Refuse truck operating profits have improved sequentially with each quarter of 2003; however, the margins remain well below the group average. The refuse truck business continues to experience weak demand in both municipal and industrial markets. A build-up in sales through the newly-established dealer channel has only partially compensated for the generally weaker marketplace. The low sales volumes have resulted in reduced throughput and cost absorption, therefore lowering operating margins.

As part of its strategic assessment and alignment of the refuse truck business with its other group operating units, the company recently implemented a significant restructuring of its refuse truck workforce in Canada and the U.S., including an announced planned exit of a components production facility in Kelowna, British Columbia. At the reduced employment and fixed cost levels, the business expects volume and margins to improve as markets recover and dealer sales grow.

The company has received a signed letter of intent to negotiate a new three-year contract to supply front-loading refuse truck bodies to Waste Management beginning in 2004. Upon execution of the new agreement, Federal Signal will remain a key supplier to Waste Management for its Canadian and Western U.S. requirements, although total volumes supplied to this customer under this prospective contract will be materially reduced.

Fire Rescue Group

Third quarter orders totaled $83 million, down 10% sequentially and 22% versus the prior year. The reduction from 2002 reflected weaker U.S. municipal and governmental orders (down 8%), and the timing on international orders at our Finland-based operation, which are even with the prior year for the nine-month period. Third quarter sales increased 5% to $92 million due to additional volumes of pass-through equipment sales associated with deliveries from our Finland-based operation under a large contract with Brazil. Excluding these pass-through sales, segment revenues declined slightly, due to lower sales of aerial units and custom pumpers, partly offset by increased sales of rescue units. Operating earnings declined from the prior year, as increases at our European operations were more than offset by an adverse sales mix and higher costs at our U.S. operations. Lower U.S. earnings were partly attributable to production disruptions following a realignment of our Ocala, Florida based production facilities to accommodate a plant closure early next year. Also adversely affecting earnings were higher operating expenses associated in part with strategic initiatives.

Safety Products Group

Orders declined significantly from last year, which included the booking of the initial $19 million portion of the Dallas/Ft. Worth International Airport parking project; absent this project, orders were flat. Safety Products Group sales increased 5% from the prior year to $70 million, with airport parking and European municipal vehicular lights and sirens showing gains. Sales also benefited from currency translation effects and pass-through installation and shipping costs which were at low margins. Operating margins averaged 13.8%, a decline from last year's third quarter, reflecting these lower margin sales as well as increased pension and medical costs in the quarter. Operating margin improved sequentially from the second quarter, which included restructuring costs associated with the closure of a U.K.-based business.

Tool Group

Sales declined 2% as weak U.S. automotive markets continued to adversely affect cutting tool sales. Precision punch and die component sales showed improvement, in part due to strengthening foreign currencies. Operating margins declined to 9.2% in light of the lower sales level and continued higher pension costs, and were also impacted by an unfavorable charge relating to inventory valuation.

CORPORATE AND OTHER

Corporate expense in the third quarter declined slightly to $2.9 million. Interest expense increased 8% from the prior year due to higher average debt balances.

The effective tax rate declined to 16% from last year's 20% reflecting the higher relative impact of tax credits and tax-free municipal income. We expect the full-year effective tax rate to be about 22%; the full-year rate also includes the first quarter effect of a one-time benefit of a tax deduction associated with the closure of a production facility in the U.K.

CASH FLOW AND DEBT

Operating cash flow aggregated $58 million year to date. Compared to the first nine months of 2002, operating cash flow, though strong, was $20 million lower than the prior year. During the quarter, the company made a $4 million contribution to its pension funds.

While inventory productivity continued to show improvement, outstanding receivables rose in light of the disproportionate increase in foreign sales with longer payment terms and the mix of customer sales. Consistent with the company's current full-year earnings estimate of $.80-.85, we expect to generate approximately $75-80 million of operating cash flow in 2003.


Manufacturing debt was again reduced in the quarter; now at $270 million, manufacturing debt represented 42% of capitalization, down from 44% at the beginning of the year, and up slightly from 41% a year ago.



*******************************************************************************

Federal Signal will host its third quarter conference call Wednesday, October 22, 2003 at 11:00 a.m. Eastern Time to highlight results of the third quarter, and discuss the company's outlook. The call will last approximately one hour. You may listen to the conference call over the Internet through Federal Signal's website at http://www.federalsignal.com. To listen to the call live, we recommend you go to the website at least fifteen minutes in advance to register and to download and install (if necessary) the required free audio software. If you are unable to listen to the live broadcast, a replay accessible from our website will be available shortly after the call concludes through 5:00 p.m. Eastern Time, Wednesday, October 29, 2003.

Federal Signal Corporation is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company's shares are traded on the New York Stock Exchange under the symbol FSS.


This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, increased legal expenses and litigation results, legal and regulatory developments such as the FIRE Act grant program and other risks and uncertainties described in filings with the Securities and Exchange Commission.

                      FEDERAL SIGNAL CORPORATION (NYSE)
                         Consolidated Financial Data
  For the Third  Quarter  and  First  Nine  Months  2003 and 2002 (Unaudited)
                   (in thousands except per share data)

                                                                     Percent
                                             2003          2002      change
                                             ----          ----      ------
Quarter September 30:
Sales                                 $   287,810   $   261,615         10%
Net income                                  9,939        12,493        -20%
Share earns (diluted):  Net income            .21           .28        -25%

Average common shares outstanding          48,051        45,358

Sales                                 $   287,810   $   261,615         10%
Cost of sales                            (209,764)     (187,553)
Operating expenses                        (61,329)      (52,474)
					  -------	-------
Operating income                           16,717        21,588        -23%
Interest expense                           (5,132)       (4,739)
Other income (expense)                        212        (1,251)
Minority interest                               3            40
					  -------       -------
Income before income taxes                 11,800        15,638
Income taxes                               (1,861)       (3,145)
					  -------       -------
Net income                            $     9,939   $    12,493        -20%
					  =======       =======

Gross margin on sales                       27.1%         28.3%
Operating margin on sales                    5.8%          8.3%
Comprehensive income                       10,280        11,524




                                                                    Percent
                                             2003          2002     change
					     ----	   ----     -------
9 months:
Sales                                 $   890,802   $   765,123        16%
Income:
  Income from continuing operations        26,353        32,999       -20%
  Income from discontinued operations,
    loss on sale net of tax                  (369)
  Cumulative effect of change in
    accounting			                         (7,984)
                                          -------       -------
  Net income                               25,984        25,015         4%
					  =======	=======
Share earns (diluted):
  Income from continuing operations           .55           .73       -25%
  Income from discontinued operations,
    loss on sale net of tax                  (.01)
  Cumulative effect of change in
    accounting			                           (.18)
				          -------	-------
  Net income                                  .54           .55        -2%
					  =======       =======

Average common shares outstanding          47,977        45,371

Sales                                 $   890,802   $   765,123        16%
Cost of sales                            (655,316)     (546,424)
Operating expenses                       (188,444)     (158,096)
					  -------       -------
Operating income                           47,042        60,603       -22%
Interest expense                          (15,167)      (14,586)
Other income (expense)                        404        (1,537)
Minority interest                             212            25
					  -------	-------
Income before income taxes                 32,491        44,505
Income taxes                               (6,138)      (11,506)
					  -------       -------
Income from continuing operations          26,353        32,999       -20%
Income from discontinued operations,
 loss on sale net of tax                     (369)
Cumulative effect of change in
 accounting        	                                 (7,984)
					  -------       -------
Net income                            $    25,984   $    25,015         4%
					  =======	=======

Gross margin on sales                       26.4%         28.6%
Operating margin on sales                    5.3%          7.9%

Net cash provided by operations:
  Net income                          $    25,984   $    25,015
  Cumulative effect of change in
   accounting			                          7,984
  Depreciation                             18,018        15,639
  Amortization                              1,676         1,622
  Working capital changes and other        11,829        27,105
					   ------	 ------
  Net cash provided by operations          57,507        77,365       -26%
					   ======	 ======
Capital expenditures                       12,498        12,931
Comprehensive income                       35,141        28,860


                                                                      Percent
                                             2003           2002      change
                                             ----           ----      ------
Group results:
Quarter September 30:
  Sales
    Environmental Products            $    88,014    $    68,551         28%
    Fire Rescue                            91,718         87,717          5%
    Safety Products                        69,748         66,263          5%
    Tool                                   38,330         39,084         -2%
					  -------	 -------
    Total group revenues              $   287,810    $   261,615         10%
					  =======        =======
  Operating income
    Environmental Products            $     5,308    $     6,189        -14%
    Fire Rescue                             1,225          3,127        -61%
    Safety Products                         9,605         10,047         -4%
    Tool                                    3,511          5,294        -34%
					   ------         ------
    Total group operating income      $    19,649    $    24,657        -20%
					   ======	  ======

9 months:
  Sales
    Environmental Products            $   260,952    $   213,843         22%
    Fire Rescue                           302,999        237,701         27%
    Safety Products                       207,990        195,230          7%
    Tool                                  118,861        118,349          0%
					  -------	 -------
    Total group revenues              $   890,802    $   765,123         16%
					  =======	 =======
Operating income
    Environmental Products            $    12,183    $    18,707        -35%
    Fire Rescue                             8,741          8,347          5%
    Safety Products                        24,039         28,145        -15%
    Tool                                   12,197         14,464        -16%
					   ------	  ------
    Total group operating income      $    57,160    $    69,663        -18%
					   ======	  ======





                                           September 30,    December 31,
                                               2003           2002
                                               ----           ----
                                            (unaudited)
Assets
Manufacturing activities:-
  Current assets:
    Cash and cash equivalents           $       7,631  $      9,782
    Trade accounts receivable, net
     of allowances for doubtful accounts      204,166       181,843
    Inventories                               182,225       183,802
    Prepaid expenses                           15,531        19,390
				 	     --------	   --------
  Total current assets                        409,553       394,817

  Properties and equipment                    135,034       143,932

  Goodwill, net of accumulated
    amortization			      351,908       348,435

  Other deferred charges and assets            63,602        44,046
					     --------	   --------
Total manufacturing assets                    960,097       931,230

Net assets of discontinued operations,
 including financial assets                                  10,392

Financial services activities - Lease
 financing receivables, net of
 allowances for doubtful accounts             227,875       226,788
					    ---------	  ---------
Total assets                            $   1,187,972  $  1,168,410
					    =========	  =========

Liabilities
Manufacturing activities:-
  Current liabilities:
    Short-term borrowings               $      72,216  $     16,432
    Trade accounts payable                     88,393        76,082
    Accrued liabilities and income
     taxes			              145,465       129,370
					    ---------	  ---------
   Total current liabilities                  306,074       221,884
  Long-term borrowings                        198,222       279,544
  Long-term pension liabilities                39,161        32,656
  Deferred income taxes                        36,157        33,495
					    ---------	  ---------
  Total manufacturing liabilities             579,614       567,579
					    ---------	  ---------

Financial services activities - Borrowings    199,391       202,022

Minority interest in subsidiary                   532           744

Shareholders' equity                          408,435       398,065
					    ---------	  ---------
Total liabilities and shareholders'
 equity				        $   1,187,972  $  1,168,410
					    =========	  =========

Supplemental data:
  Manufacturing debt                          270,438       295,976
  Debt-to-capitalization ratio:
    Manufacturing                                 42%           44%
    Financial services                            87%           87%